Exhibit 99.1

Teva Reports First Quarter 2021 Financial Results

  Revenues of $4.0 billion
  GAAP diluted EPS of $0.07
  Non-GAAP diluted EPS of $0.63
  Cash flow used in operating activities of $405 million
  Free cash flow of $59 million
  Full year 2021 business outlook reaffirmed:
    Net revenues of $16.4-16.8 billion
    EBITDA of $4.8 - $5.1 billion
    EPS of $2.50 - $2.70
    Free cash flow of $2.0 - $2.3 billion

TEL AVIV, Israel--(BUSINESS WIRE)--April 28, 2021--Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) today reported results for the quarter ended March 31, 2021.

Mr. Kåre Schultz, Teva's President and CEO, said, "As the COVID-19 pandemic continues to impact the world and our industry, our employees continue to work together to meet the needs of our customers and patients, all while we remain focused on our long-term goals and laying the foundation for future growth.

"We have improved our profitability and reduced our net debt to $23.2 billion. We have also seen solid performance from our key growth drivers: the biosimilar Truxima® increased its market share to 26%, AUSTEDO® continued its year-over-year growth, and AJOVY® solidified its market share in the U.S. and continues to expand in Europe. Based on our results and expectations for the remainder of the year, we are reaffirming our guidance."

First Quarter 2021 Consolidated Results

Revenues in the first quarter of 2021 were $3,982 million, a decrease of 9% or 10% in local currency terms, compared to the first quarter of 2020. This decrease was mainly due to lower revenues from generic, OTC and respiratory products and from COPAXONE in our Europe segment, lower revenues from Anda, COPAXONE and BENDEKA/TREANDA in our North America segment, lower revenues from Japan resulting from the divestment of a majority of the generic and operational assets of our Japanese business venture, as well as regulatory price reductions and generic competition to off-patented products in Japan, partially offset by higher revenues from generic products and AUSTEDO in our North America segment. Revenues were also affected by changes in demand for certain products resulting from the impact of the COVID-19 pandemic.

Exchange rate movements during the first quarter of 2021, net of hedging effects, positively impacted our revenues by $74 million and negatively impacted our GAAP and non-GAAP operating income by $14 million and $10 million, respectively.

GAAP gross profit was $1,878 million in the first quarter of 2021, a decrease of 9% compared to the first quarter of 2020. GAAP gross profit margin was 47.2% in the first quarter of 2021, compared to 47.3% in the first quarter of 2020. The decrease in gross profit margin was mainly due to lower revenues from our Europe segment, partially offset by higher profitability in North America resulting from the change in mix of products. Non-GAAP gross profit was $2,144 million in the first quarter of 2021, a decrease of 7% compared to the first quarter of 2020. Non-GAAP gross profit margin was 53.8% in the first quarter of 2021, compared to 53.1% in the first quarter of 2020.

GAAP Research and Development (R&D) expenses in the first quarter of 2021 were $254 million, an increase of 15% compared to the first quarter of 2020. Non-GAAP R&D expenses were $244 million, or 6.1% of quarterly revenues, in the first quarter of 2021, compared to $221 million, or 5.1%, in the first quarter of 2020. In the first quarter of 2021, our R&D expenses related primarily to specialty product candidates in the respiratory and pain therapeutic areas, with additional activities in selected other areas and generic products including biosimilars. Our higher R&D expenses in the first quarter of 2021, compared to the first quarter of 2020, were mainly due to an increase in respiratory and biosimilar projects.

GAAP Selling and Marketing (S&M) expenses in the first quarter of 2021 were $585 million, a decrease of 5% compared to the first quarter of 2020. Non-GAAP S&M expenses were $549 million, or 13.8% of quarterly revenues, in the first quarter of 2021, compared to $570 million, or 13.1%, in the first quarter of 2020.

GAAP General and Administrative (G&A) expenses in the first quarter of 2021 were $290 million, a decrease of 5% compared to the first quarter of 2020. Non-GAAP G&A expenses were $278 million, or 7.0% of quarterly revenues, in the first quarter of 2021, compared to $290 million, or 6.7%, in the first quarter of 2020.

GAAP operating income in the first quarter of 2021 was $434 million, compared to $191 million in the first quarter of 2020. The increase was mainly due to lower intangible asset impairment charges in the first quarter of 2021, partially offset by lower profit in our Europe segment along with higher legal settlements and loss contingencies.

Non-GAAP operating income in the first quarter of 2021 was $1,077 million, a decrease of 13%, compared to $1,244 million in the first quarter of 2020. The decrease was mainly due to lower profit in our Europe segment.

EBITDA (defined as operating income, excluding depreciation and amortization expenses) was $809 million in the first quarter of 2021, an increase of 37% compared to $590 million in the first quarter of 2020. Adjusted EBITDA (defined as operating income excluding depreciation and amortization expenses and certain other items) was $1,206 million in the first quarter of 2021, a decrease of 12% compared to $1,375 million in the first quarter of 2020.

GAAP financial expenses were $290 million in the first quarter of 2021, compared to $224 million in the first quarter of 2020. Non-GAAP financial expenses were $227 million in the first quarter of 2021, compared to $213 million in the first quarter of 2020. Financial expenses in the first quarter of 2021, were mainly comprise of interest expenses of $239 million and loss on revaluation of marketable securities of $64 million. Financial expense in the first quarter of 2020 were mainly comprised of interest expenses of $241 million.

In the first quarter of 2021, we recognized a GAAP tax expense of $62 million, on pre-tax income of $144 million. In the first quarter of 2020, we recognized a tax benefit of $59 million, on pre-tax loss of $33 million. Our tax rate for the first quarter of 2021 was mainly affected by legal settlements, impairments and amortization in jurisdictions in which tax rates are lower than Teva's average tax rate on its ongoing business operations. Non-GAAP income taxes for the first quarter of 2021 were $146 million, or 17%, on pre-tax non-GAAP income of $851 million. Non-GAAP income taxes in the first quarter of 2020 were $175 million, or 17%, on pre-tax non-GAAP income of $1,030 million. Our non-GAAP tax rate for the first quarter of 2021 was mainly affected by the mix of products we sold and interest expense disallowance.

We expect our annual non-GAAP tax rate for 2021 to be 17%-18%, unchanged from our outlook provided in February 2021.

GAAP net income attributable to Teva and GAAP EPS were $77 million and $0.07 respectively, in the first quarter of 2021, compared to $69 million and $0.06 in the first quarter of 2020. This increase was mainly due to the increase in operating income, as discussed above. Non-GAAP net income attributable to Teva and non-GAAP diluted EPS in the first quarter of 2021 were $699 million and $0.63, respectively, compared to $835 million and $0.76 in the first quarter of 2020.

The weighted average diluted shares outstanding used for the fully diluted share calculation on a GAAP and non-GAAP basis for the three months ended March 31, 2021 and 2020 was 1,107 million and 1,096 million shares, respectively.

As of March 31, 2021 and 2020, the fully diluted share count for purposes of calculating our market capitalization was approximately 1,130 million and 1,118 million, respectively.

Non-GAAP information: Net non-GAAP adjustments in the first quarter of 2021 were $621 million. Non-GAAP net income and non-GAAP EPS for the first quarter of 2021 were adjusted to exclude the following items:

  Amortization of purchased intangible assets of $242 million, of which $215 million is included in cost of sales and the remaining $27 million in S&M expenses;
  Impairment of long-lived assets of $127 million, comprised mainly of impairment of intangible assets of IPR&D and product rights assets in connection with the Actavis Generics acquisition;
  Legal settlements and loss contingencies of $104 million, mainly related to a provision for a potential patent setlement;
  Restructuring expenses of $81 million;
  Finance expense of $64 million, related to revaluation of marketable securities;
  Equity compensation expenses of $31 million;
  Other items of $57 million; and
  Income tax of $85 million.

Teva believes that excluding such items facilitates investors’ understanding of its business. For further information, see the tables below for a reconciliation of the U.S. GAAP results to the adjusted non-GAAP figures and the information under “Non-GAAP Financial Measures.” Investors should consider non-GAAP financial measures in addition to, and not as replacement for, or superior to, measures of financial performance prepared in accordance with GAAP.

Cash flow used in operating activities during the first quarter of 2021 was $405 million, compared to $305 million generated in the first quarter of 2020. The decrease in the first quarter of 2021 was mainly due to changes in working capital items resulting from a decrease in sales reserves and allowances (SR&A) and an increase in inventory, as well as lower profit in our Europe segment.

Free cash flow (cash flow from operating activities, cash used for capital investments, beneficial interest collected in exchange for securitized accounts receivables and proceeds from divestitures of businesses and other assets) was $59 million in the first quarter of 2021, compared to $551 million in the first quarter of 2020. The decrease in the first quarter of 2021 resulted mainly from lower cash flow from operating activities, partially offset by higher sales of assets.

As of March 31, 2021, our debt was $24,986 million, compared to $25,919 million as of December 31, 2020. This decrease was mainly due to redemption of $491 million of our convertible senior debentures and exchange rate fluctuations. The portion of total debt classified as short-term as of March 31, 2021 was 11%, compared to 12% as of December 31, 2020. Our average debt maturity was approximately 5.6 years as of March 31, 2021, compared to 5.8 years as of December 31, 2020. Our financial leverage was 69% as of March 31, 2021, compared to 70% as of December 31, 2020.

Segment Results for the First Quarter of 2021

North America Segment

Our North America segment includes the United States and Canada.

The following table presents revenues, expenses and profit for our North America segment for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,
	2021		2020
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,989	100%	$2,082	100%
Gross profit	1,074	54.0%	1,062	51.0%
R&D expenses	160	8.0%	146	7.0%
S&M expenses	229	11.5%	251	12.1%
G&A expenses	111	5.6%	118	5.6%
Other income	(3)	§	(2)	§
Segment profit*	$577	29.0%	$550	26.4%

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than 0.5%.

Revenues from our North America segment in the first quarter of 2021 were $1,989 million, a decrease of $94 million, or 5%, compared to the first quarter of 2020, mainly due to a decrease in revenues from Anda, COPAXONE and BENDEKA/TREANDA, partially offset by higher revenues from generic products and AUSTEDO. Our North America segment has experienced some reductions in volume due to less physician and hospital activity during the COVID-19 pandemic, but has also experienced increase in demand for certain products related to the treatment of COVID-19 and its symptoms. In addition, the ability to promote certain specialty products, primarily AJOVY and AUSTEDO, has been impacted by less physician visits by patients and less physician interactions by our sales personnel.

Revenues in the United States, our largest market, were $1,854 million in the first quarter of 2021, a decrease of $87 million, or 4%, compared to the first quarter of 2020.

Revenues by Major Products and Activities

The following table presents revenues for our North America segment by major products and activities for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,		Percentage Change
	2021	2020	2020-2021
	(U.S. $ in millions)

Generic products	$1,053	$952	11%
AJOVY	31	29	8%
AUSTEDO	146	122	20%
BENDEKA/TREANDA	91	105	(14%)
COPAXONE	164	198	(17%)
ProAir*	54	59	(9%)
Anda	289	426	(32%)
Other	161	191	(16%)
Total	$1,989	$2,082	(5%)

* Does not include revenues from ProAir authorized generic, which are included under generic products.

Generic products revenues in our North America segment (including biosimilars) in the first quarter of 2021 were $1,053 million, an increase of 11% compared to the first quarter of 2020. This increase was mainly due to higher revenues from emtricitabine and tenofovir disoproxil fumarate tablets (the generic equivalent of Truvada®), Truxima (the biosimilar to Rituxan®) and ProAir® authorized generic, partially offset by lower volume and pricing of other generic products.

In January 2021, we launched etonogestrel and ethinyl estradiol vaginal ring, 0.120 mg/0.015 mg per day (the generic equivalent of NuvaRing®) in the U.S., which is an estrogen/progestin combination hormonal contraceptive (CHC) indicated for use by women to prevent pregnancy.

In the first quarter of 2021, our total prescriptions were approximately 322 million (based on trailing twelve months), representing 9.2% of total U.S. generic prescriptions according to IQVIA data.

AJOVY revenues in our North America segment in the first quarter of 2021 were $31 million, an increase of $2 million, or 8% compared to the first quarter of 2020, mainly due to growth in volume. AJOVY is the only anti-CGRP product indicated for quarterly treatment and in January 2021 we launched a new triple pack product offering, providing quarterly dosing.

AUSTEDO revenues in our North America segment in the first quarter of 2021 increased by 20% to $146 million, compared to $122 million in the first quarter of 2020. This increase was mainly due to growth in volume.

BENDEKA and TREANDA combined revenues in our North America segment in the first quarter of 2021 decreased by 14% to $91 million, compared to the first quarter of 2020, mainly due to availability of alternative therapies and continued competition.

COPAXONE revenues in our North America segment in the first quarter of 2021 decreased by 17% to $164 million, compared to the first quarter of 2020, mainly due to generic competition in the United States.

ProAir (HFA and RespiClick) revenues in our North America segment in the first quarter of 2021 decreased by 9% to $54 million, compared to the first quarter of 2020. In January 2019, we launched our own ProAir authorized generic in the United States, following the launch of a generic version of Ventolin® HFA, another albuterol inhaler. Revenues from our ProAir authorized generic are included in “generic products” above.

Anda revenues in our North America segment in the first quarter of 2021 decreased by 32% to $289 million, compared to $426 million in the first quarter of 2020, mainly due to lower demand. In addition, revenues were higher in first quarter of 2020 as a result of significant customer stocking due to the COVID-19 pandemic.

North America Gross Profit

Gross profit from our North America segment in the first quarter of 2021 was $1,074 million, an increase of 1%, compared to $1,062 million in the first quarter of 2020.

Gross profit margin for our North America segment in the first quarter of 2021 increased to 54.0%, compared to 51.0% in the first quarter of 2020. This increase was mainly due to the change in mix of products.

North America Profit

Profit from our North America segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our North America segment in the first quarter of 2021 was $577 million, an increase of 5% compared to $550 million in the first quarter of 2020, mainly due to higher gross profit, as discussed above, as well as lower S&M expenses.

Europe Segment

Our Europe segment includes the European Union and certain other European countries.

The following table presents revenues, expenses and profit for our Europe segment for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,
	2021		2020
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$1,214	100%	$1,402	100%
Gross profit	688	56.6%	823	58.7%
R&D expenses	66	5.4%	55	3.9%
S&M expenses	214	17.7%	202	14.4%
G&A expenses	70	5.8%	66	4.7%
Other income	§	§	(1)	§
Segment profit*	$338	27.8%	$502	35.8%

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than $1 million or 0.5%, as applicable.

Revenues from our Europe segment in the first quarter of 2021 were $1,214 million, a decrease of 13%, or $188 million, compared to the first quarter of 2020. In local currency terms, revenues decreased by 20%, mainly due to higher revenues in first quarter of 2020 as a result of significant customer stocking due to the COVID-19 pandemic. In addition, revenues were impacted by lower demand of generic, OTC and respiratory products resulting from a decline in doctor and hospital visits by patients resulting in fewer prescriptions as well as lower sales of cough and cold products, both due to the COVID-19 pandemic. The decrease in revenues is also attributed to a decline in COPAXONE revenues due to competing glatiramer acetate products and price declines in oncology products as a result of generic competition.

Revenues by Major Products and Activities

The following table presents revenues for our Europe segment by major products and activities for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,		Percentage Change
	2021	2020	2020-2021
	(U.S. $ in millions)
Generic products	$865	$1,032	(16%)
AJOVY	16	4	251%
COPAXONE	100	109	(8%)
Respiratory products	93	106	(12%)
Other	140	151	(7%)
Total	$1,214	$1,402	(13%)

Generic products revenues in our Europe segment in the first quarter of 2021, including OTC products, decreased by 16% to $865 million, compared to the first quarter of 2020. In local currency terms, revenues decreased by 23% compared to the first quarter of 2020, mainly due to higher revenues in first quarter of 2020 as a result of significant customer stocking due to the COVID-19 pandemic. In addition, revenues were impacted by lower demand of generic and OTC products resulting from a decline in doctor and hospital visits by patients resulting in fewer prescriptions as well as lower sales of cough and cold products, both due to the COVID-19 pandemic.

AJOVY revenues in our Europe segment in the first quarter of 2021 were $16 million, compared to $4 million in the first quarter of 2020, mainly due to launches and reimbursements in additional European countries.

COPAXONE revenues in our Europe segment in the first quarter of 2021 decreased by 8% to $100 million, compared to the first quarter of 2020. In local currency terms, revenues decreased by 15%, due to price reductions and a decline in volume resulting from competing glatiramer acetate products.

Respiratory products revenues in our Europe segment in the first quarter of 2021 decreased by 12% to $93 million, compared to the first quarter of 2020. In local currency terms, revenues decreased by 19%, mainly due to significant customer stocking due to the COVID-19 pandemic in first quarter of 2020, as well as reduced demand resulting from COVID-19 restrictions in the first quarter of 2021.

Europe Gross Profit

Gross profit from our Europe segment in the first quarter of 2021 was $688 million, a decrease of 17% compared to $823 million in the first quarter of 2020.

Gross profit margin for our Europe segment in the first quarter of 2021 decreased to 56.6%, compared to 58.7% in the first quarter of 2020. This decrease was mainly due to lower revenues, as discussed above and increased write-offs and obsolescence provisions as a result of increased inventory levels.

Europe Profit

Profit from our Europe segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our Europe segment in the first quarter of 2021 was $338 million, a decrease of 33%, compared to $502 million in the first quarter of 2020. This decrease was mainly due to lower revenues, as discussed above.

International Markets Segment

Our International Markets segment includes all countries in which we operate other than those in our North America and Europe segments. The key markets in this segment are Japan, Russia and Israel.

On February 1, 2021, we completed the sale of the majority of the generic and operational assets of our business venture in Japan.

The following table presents revenues, expenses and profit for our International Markets segment for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,
	2021		2020
	(U.S. $ in millions / % of Segment Revenues)
Revenues	$490	100%	$565	100%
Gross profit	260	53.0%	305	54.0%
R&D expenses	18	3.6%	15	2.7%
S&M expenses	96	19.6%	106	18.8%
G&A expenses	26	5.3%	34	6.0%
Other income	(2)	§	(6)	(1.1%)
Segment profit*	$122	24.9%	$156	27.6%

* Segment profit does not include amortization and certain other items.
§ Represents an amount less than 0.5%.

Revenues from our International Markets segment in the first quarter of 2021 were $490 million, a decrease of $75 million, or 13%, compared to the first quarter of 2020. In local currency terms, revenues decreased by 7% compared to the first quarter of 2020, mainly due to lower revenues in Japan resulting from the divestment mentioned above, as well as regulatory price reductions and generic competition to off-patented products in Japan and lower positive impact from hedging activity.

Revenues by Major Products and Activities

The following table presents revenues for our International Markets segment by major products and activities for the three months ended March 31, 2021 and 2020:

	Three months ended March 31,		Percentage Change
	2021	2020	2020-2021
	(U.S. $ in millions)
Generic products	$392	$449	(13%)
COPAXONE	12	12	(1%)
Other	86	104	(17%)
Total	$490	$565	(13%)

Generic products revenues in our International Markets segment in the first quarter of 2021, which include OTC products, decreased by 13% to $392 million, compared to the first quarter of 2020. In local currency terms, revenues decreased by 11%, mainly due to lower sales in Japan resulting from the divestment mentioned above, as well as regulatory price reductions and generic competition to off-patented products in Japan.

COPAXONE revenues in our International Markets segment in the first quarter of 2021 were $12 million, flat compared to the first quarter of 2020. In local currency terms, revenues increased by 4%.

AJOVY was launched in certain International Markets countries and we are moving forward with plans to launch in other countries.

AUSTEDO launched in China for treatment of chorea associated with Huntington disease and for the treatment of tardive dyskinesia in early 2021. We continue with additional submissions in various other countries.

International Markets Gross Profit

Gross profit from our International Markets segment in the first quarter of 2021 was $260 million, a decrease of 15% compared to $305 million in the first quarter of 2020.

Gross profit margin for our International Markets segment in the first quarter of 2021 decreased to 53.0%, compared to 54.0% in the first quarter of 2020. This decrease was mainly due to lower positive impact from hedging activity and a change in mix of products.

International Markets Profit

Profit from our International Markets segment consists of gross profit less R&D expenses, S&M expenses, G&A expenses and any other income related to this segment. Segment profit does not include amortization and certain other items.

Profit from our International Markets segment in the first quarter of 2021 was $122 million, a decrease of 22%, compared to $156 million in the first quarter of 2020. This decrease was mainly due to lower positive impact from hedging activity, as well as lower sales in Japan resulting from regulatory price reductions and generic competition to off-patented products, partially offset by lower S&M expenses.

Other Activities

We have other sources of revenues, primarily the sale of active pharmaceutical ingredients ("APIs") to third parties, certain contract manufacturing services and an out-licensing platform offering a portfolio of products to other pharmaceutical companies through our affiliate Medis. Our other activities are not included in our North America, Europe or International Markets segments described above.

Our revenues from other activities in the first quarter of 2021 were $289 million, a decrease of 6% compared to the first quarter of 2020. In local currency terms, revenues decreased by 9%.

API sales to third parties in the first quarter of 2021 were $178 million, flat in both U.S. dollar and local currency terms, compared to the first quarter of 2020.

Conference Call

Teva will host a conference call and live webcast including a slide presentation on Wednesday, April 28, 2021 at 8:00 a.m. ET to discuss its first quarter of 2021 results and overall business environment. A question & answer session will follow.

In order to participate, please dial the following numbers:

United States:	1 (866) 966-1396
International:	+44 (0) 2071 928000
Israel:	1 (809) 203-624
Passcode:	8347148

A live webcast of the call will be available on Teva’s website at: ir.tevapharm.com.

Following the conclusion of the call, a replay of the webcast will be available within 24 hours on the Company's website or by calling United States 1-866-331-1332; International +44 (0) 3333 009785; passcode: 8347148.

About Teva

Teva Pharmaceutical Industries Ltd. (NYSE and TASE: TEVA) has been developing and producing medicines to improve people’s lives for more than a century. We are a global leader in generic and specialty medicines with a portfolio consisting of over 3,500 products in nearly every therapeutic area. Around 200 million people around the world take a Teva medicine every day, and are served by one of the largest and most complex supply chains in the pharmaceutical industry. Along with our established presence in generics, we have significant innovative research and operations supporting our growing portfolio of specialty and biopharmaceutical products. Learn more at http://www.tevapharm.com.

Some amounts in this press release may not add up due to rounding. All percentages have been calculated using unrounded amounts.

Non-GAAP Financial Measures

This press release contains certain financial information that differs from what is reported under accounting principles generally accepted in the United States ("GAAP"). These non-GAAP financial measures, including, but not limited to, non-GAAP EPS, non-GAAP operating income (loss), non-GAAP gross profit, non-GAAP gross profit margin, EBITDA, Adjusted EBITDA, non-GAAP R&D expenses, non-GAAP S&M expenses, non-GAAP G&A expenses, non-GAAP financial expenses, non-GAAP income taxes, non-GAAP income (loss) before income taxes, non-GAAP tax rate, non-GAAP net income (loss), non-GAAP net income (loss) attributable to Teva and non-GAAP diluted EPS are presented in order to facilitates investors' understanding of our business. We utilize certain non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the non-GAAP measures: our management and board of directors use the non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of management; our annual budgets are prepared on a non-GAAP basis; and senior management’s annual compensation is derived, in part, using these non-GAAP measures. See the attached tables for a reconciliation of the GAAP results to the adjusted non-GAAP figures. Investors should consider non-GAAP financial measures in addition to, and not as replacements for, or superior to, measures of financial performance prepared in accordance with GAAP. We are not providing forward looking guidance for GAAP reported financial measures or a quantitative reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP measure because we are unable to predict with reasonable certainty the ultimate outcome of certain significant items without unreasonable effort.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current beliefs and expectations and are subject to substantial risks and uncertainties, both known and unknown, that could cause our future results, performance or achievements to differ significantly from that expressed or implied by such forward-looking statements. Important factors that could cause or contribute to such differences include risks relating to:

  our ability to successfully compete in the marketplace, including: that we are substantially dependent on our generic products; consolidation of our customer base and commercial alliances among our customers; delays in launches of new generic products; the increase in the number of competitors targeting generic opportunities and seeking U.S. market exclusivity for generic versions of significant products; our ability to develop and commercialize biopharmaceutical products; competition for our specialty products, including AUSTEDO®, AJOVY® and COPAXONE®; our ability to achieve expected results from investments in our product pipeline; our ability to develop and commercialize additional pharmaceutical products; and the effectiveness of our patents and other measures to protect our intellectual property rights;
  our substantial indebtedness, which may limit our ability to incur additional indebtedness, engage in additional transactions or make new investments, may result in a further downgrade of our credit ratings; and our inability to raise debt or borrow funds in amounts or on terms that are favorable to us;
  our business and operations in general, including: uncertainty regarding the COVID-19 pandemic and its impact on our business, financial condition, operations, cash flows, and liquidity and on the economy in general; our ability to successfully execute and maintain the activities and efforts related to the measures we have taken or may take in response to the COVID-19 pandemic and associated costs therewith; effectiveness of our optimization efforts; our ability to attract, hire and retain highly skilled personnel; manufacturing or quality control problems; interruptions in our supply chain; disruptions of information technology systems; breaches of our data security; variations in intellectual property laws; challenges associated with conducting business globally, including political or economic instability, major hostilities or terrorism; costs and delays resulting from the extensive pharmaceutical regulation to which we are subject or delays in governmental processing time due to travel and work restrictions caused by the COVID-19 pandemic;
  the effects of reforms in healthcare regulation and reductions in pharmaceutical pricing, reimbursement and coverage; significant sales to a limited number of customers; our ability to successfully bid for suitable acquisition targets or licensing opportunities, or to consummate and integrate acquisitions; and our prospects and opportunities for growth if we sell assets;
  compliance, regulatory and litigation matters, including: failure to comply with complex legal and regulatory environments; increased legal and regulatory action in connection with public concern over the abuse of opioid medications and our ability to reach a final resolution of the remaining opioid-related litigation; scrutiny from competition and pricing authorities around the world, including our ability to successfully defend against the U.S. Department of Justice criminal charges of Sherman Act violations; potential liability for patent infringement; product liability claims; failure to comply with complex Medicare and Medicaid reporting and payment obligations; compliance with anti-corruption sanctions and trade control laws; and environmental risks;
  other financial and economic risks, including: our exposure to currency fluctuations and restrictions as well as credit risks; potential impairments of our intangible assets; potential significant increases in tax liabilities (including as a result of potential tax reform in the United States); and the effect on our overall effective tax rate of the termination or expiration of governmental programs or tax benefits, or of a change in our business;

and other factors discussed in this press release, in our Quarterly Report on Form 10-Q for the first quarter of 2021 and in our Annual Report on Form 10-K for the year ended December 31, 2020, including in the sections captioned "Risk Factors” and “Forward Looking Statements.” Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statements or other information contained herein, whether as a result of new information, future events or otherwise. You are cautioned not to put undue reliance on these forward-looking statements.

Consolidated Statements of Income
(U.S. dollars in millions, except share and per share data)

		Three months ended
		March 31,
		2021	2020
		(Unaudited)	(Unaudited)
Net revenues		3,982	4,357
Cost of sales		2,104	2,294
Gross profit		1,878	2,063
Research and development expenses		254	221
Selling and marketing expenses		585	613
General and administrative expenses		290	304
Intangible assets impairments		79	649
Other asset impairments, restructuring and other items		137	121
Legal settlements and loss contingencies		104	(25)
Other income		(5)	(13)
Operating (loss) income		434	191
Financial expenses, net		290	224
Income (loss) before income taxes		144	(33)
Income taxes (benefit)		62	(59)
Share in (profits) losses of associated companies- net		(3)	1
Net income (loss)		84	25
Net income (loss) attributable to non-controlling interests		7	(44)
Net income (loss) attributable to Teva		77	69

Earnings (loss) per share attributable to Teva:	Basic ($)	0.07	0.06
	Diluted ($)	0.07	0.06
Weighted average number of shares (in millions):	Basic	1,099	1,093
	Diluted	1,107	1,096

Non-GAAP net income attributable to Teva:*		699	835
Non-GAAP net income attributable to Teva for diluted earnings per share:		699	835

Non-GAAP earnings per share attributable to Teva:*	Basic ($)	0.64	0.76
	Diluted ($)	0.63	0.76

Non-GAAP average number of shares (in millions):	Basic	1,099	1,093
	Diluted	1,107	1,096

* See reconciliation attached.

Condensed Consolidated Balance Sheets
(U.S. dollars in millions)

	March 31,	December 31,
	2021	2020
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	1,743	2,177
Accounts receivables, net of allowance for credit losses of $119 million and $126 million as of March 31, 2021 and December 31, 2020.	4,572	4,581
Inventories	4,406	4,403
Prepaid expenses	942	945
Other current assets	652	710
Assets held for sale	87	189
Total current assets	12,401	13,005
Deferred income taxes	691	695
Other non-current assets	524	538
Property, plant and equipment, net	6,112	6,296
Operating lease right-of-use assets	529	559
Identifiable intangible assets, net	8,445	8,923
Goodwill	20,302	20,624
Total assets	49,004	50,640

LIABILITIES & EQUITY
Current liabilities:
Short-term debt	2,697	3,188
Sales reserves and allowances	4,584	4,824
Accounts payables	1,692	1,756
Employee-related obligations	526	685
Accrued expenses	1,851	1,780
Other current liabilities	739	933
Total current liabilities	12,089	13,164

Long-term liabilities:
Deferred income taxes	991	964
Other taxes and long-term liabilities	2,220	2,240
Senior notes and loans	22,288	22,731
Operating lease liabilities	441	479
Total long-term liabilities	25,940	26,414
Equity:
Teva shareholders’ equity	10,000	10,026
Non-controlling interests	975	1,035
Total equity	10,975	11,061
Total liabilities and equity	49,004	50,640

TEVA PHARMACEUTICAL INDUSTRIES LIMITED
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)
(Unaudited)

	Three months ended
	March 31,
	2021	2020
Operating activities:
Net income (loss)	$84	$25
Adjustments to reconcile net income (loss) to net cash provided by operations:
Depreciation and amortization	376	399
Impairment of long-lived assets and assets held for sale	127	724
Net change in operating assets and liabilities	(1,076)	(666)
Deferred income taxes – net and uncertain tax positions	(11)	(233)
Stock-based compensation	31	30
Net loss (gain) from investments and from sale of long lived assets	74	24
Other items	(10)	2
Net cash provided by (used in) operating activities	(405)	305

Investing activities:
Beneficial interest collected in exchange for securitized accounts receivables	476	368
Purchases of property, plant and equipment	(150)	(128)
Proceeds from sale of business and long-lived assets	138	6
Proceeds from sale of investments and other investing activities	44	6
Net cash provided by investing activities	508	252

Financing activities:
Repayment of senior notes and loans and other long-term liabilities	-	(700)
Redemption of convertible senior notes	(491)	-
Other financing activities	(2)	-
Net cash used in financing activities	(493)	(700)
Translation adjustment on cash and cash equivalents	(44)	(28)
Net change in cash and cash equivalents	(434)	(171)
Balance of cash and cash equivalents at beginning of period	2,177	1,975

Balance of cash and cash equivalents at end of period	$1,743	$1,804

Non-cash financing and investing activities:
Beneficial interest obtained in exchange for securitized accounts receivables	$488	$375

	Three Months Ended March 31, 2021
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement										Non-GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Other R&D expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non-GAAP items*	Other items
Net revenues	3,982											3,982
Cost of sales	2,104	215					5	6		41		1,838
Gross profit	1,878	215	-	-	-	-	5	6	-	41	-	2,144
Gross profit margin	47.2%											53.8%
R&D expenses	254				5			5				244
S&M expenses	585	27						9				549
G&A expenses	290							11				278
Other income	(5)											(5)
Legal settlements and loss contingencies	104		104									-
Other assets impairments, restructuring and other items	137			48		81			3	4		-
Intangible assets impairments	79			79								-
Operating income (loss)	434	242	104	127	5	81	5	31	3	45	-	1,077
Financial expenses, net	290										64	227
Income (loss) before income taxes	144	242	104	127	5	81	5	31	3	45	64	851
Income taxes	62										(85)	146
Share in profits (losses) of associated companies – net	(3)										2	(4)
Net income (loss)	84	242	104	127	5	81	5	31	3	45	(19)	709
Net income (loss) attributable to non-controlling interests	7										(3)	10
Net income (loss) attributable to Teva	77	242	104	127	5	81	5	31	3	45	(22)	699
Total reconciled items		242	104	127	5	81	5	31	3	45	(22)

EPS - Basic	0.07										0.57	0.64
EPS - Diluted	0.07										0.56	0.63

		The non-GAAP diluted weighted average number of shares was 1,107 million for the three months ended March 31, 2021.
		Non-GAAP income taxes for the three months ended March 31, 2021 were 17% on pre-tax non-GAAP income.
		* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

Adjusted EBITDA reconciliation
Operating income (loss)	434
Add:
Depreciation	134
Amortization	242
EBITDA	809
Legal settlements and loss contingencies	104
Impairment of long lived assets	127
Other R&D expenses	5
Restructuring costs	81
Costs related to regulatory actions taken in facilities	5
Equity compensation	31
Contingent consideration	3
Other non-GAAP items (excluding accelerated depreciation of $5 million) *	40
Adjusted EBITDA	1,206

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

	Three Months Ended March 31, 2020
	U.S. $ and shares in millions (except per share amounts)
	GAAP	Excluded for non-GAAP measurement										Non-GAAP
		Amortization of purchased intangible assets	Legal settlements and loss contingencies	Impairment of long lived assets	Other R&D expenses	Restructuring costs	Costs related to regulatory actions taken in facilities	Equity compensation	Contingent consideration	Other non-GAAP items*	Other items
Net revenues	4,357											4,357
Cost of sales	2,294	223					4	6		15		2,046
Gross profit	2,063	223	-	-	-	-	4	6	-	15	-	2,312
Gross profit margin	47.3%											53.1%
R&D expenses	221				(4)			5				221
S&M expenses	613	35						9				570
G&A expenses	304							10		4		290
Other income	(13)											(13)
Legal settlements and loss contingencies	(25)		(25)									-
Other assets impairments, restructuring and other items	121			75		39			6	1		-
Intangible assets impairments	649			649								-
Operating income (loss)	191	258	(25)	724	(4)	39	4	30	6	20	-	1,244
Financial expenses, net	224										11	213
Income (loss) before income taxes	(33)	258	(25)	724	(4)	39	4	30	6	20	11	1,030
Income taxes	(59)										(234)	175
Share in profits (losses) of associated companies – net	1											1
Net income (loss)	25	258	(25)	724	(4)	39	4	30	6	20	(223)	854
Net income (loss) attributable to non-controlling interests	(44)										(63)	20
Net income (loss) attributable to Teva	69	258	(25)	724	(4)	39	4	30	6	20	(286)	835
Total reconciled items		258	(25)	724	(4)	39	4	30	6	20	(286)

EPS - Basic	0.06										0.70	0.76
EPS - Diluted	0.06										0.70	0.76

		The non-GAAP diluted weighted average number of shares was 1,096 million for the three months ended March 31, 2020.
		Non-GAAP income taxes for the three months ended March 31, 2020 were 17% on pre-tax non-GAAP income.
		* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

Adjusted EBITDA reconciliation
Operating income (loss)	191
Add:
Depreciation	141
Amortization	258
EBITDA	590
Legal settlements and loss contingencies	(25)
Impairment of long lived assets	724
Other R&D expenses	(4)
Restructuring costs	39
Costs related to regulatory actions taken in facilities	4
Equity compensation	30
Contingent consideration	6
Other non-GAAP items (excluding accelerated depreciation of $10 million) *	10
Adjusted EBITDA	1,375

* Other non-GAAP items include other exceptional items that we believe are sufficiently large that their exclusion is important to facilitate an understanding of trends in our financial results, such as certain accelerated depreciation expenses and inventory write offs, primarily related to the rationalization of our plants and other unusual events.

	Segment Information

	North America		Europe		International Markets
	Three months ended March 31,		Three months ended March 31,		Three months ended March 31,
	2021	2020	2021	2020	2021	2020

	(U.S. $ in millions)		(U.S. $ in millions)		(U.S. $ in millions)

Revenues	$1,989	$2,082	$1,214	$1,402	$490	$565
Gross profit	1,074	1,062	688	823	260	305
R&D expenses	160	146	66	55	18	15
S&M expenses	229	251	214	202	96	106
G&A expenses	111	118	70	66	26	34
Other income	(3)	(2)	§	(1)	(2)	(6)
Segment profit	$577	$550	$338	$502	$122	$156

	§ Represents an amount less than $1 million.

Reconciliation of our segment profit
to consolidated income before income taxes
	Three months ended
	March 31,
	2021	2020

	(U.S.$ in millions)

North America profit	$577	$550
Europe profit	338	502
International Markets profit	122	156
Total segment profit	1,036	1,208
Profit of other activities	41	36
	1,077	1,244
Amounts not allocated to segments:
Amortization	242	258
Other asset impairments, restructuring and other items	137	121
Intangible asset impairments	79	649
Legal settlements and loss contingencies	104	(25)
Other unallocated amounts	82	49
Consolidated operating income (loss)	434	191
Financial expenses - net	290	224
Consolidated income (loss) before income taxes	$144	$(33)

Segment revenues by major products and activities
(Unaudited)

	Three months ended
	March 31,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
North America segment
Generic products	$1,053	$952	11%
AJOVY	31	29	8%
AUSTEDO	146	122	20%
BENDEKA/TREANDA	91	105	(14%)
COPAXONE	164	198	(17%)
ProAir*	54	59	(9%)
Anda	289	426	(32%)
Other	161	191	(16%)
Total	1,989	2,082	(5%)

* Does not include revenues from the ProAir authorized generic, which are included under generic products.
	Three months ended
	March 31,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
Europe segment
Generic products	$865	$1,032	(16%)
AJOVY	16	4	251%
COPAXONE	100	109	(8%)
Respiratory products	93	106	(12%)
Other	140	151	(7%)
Total	1,214	1,402	(13%)

	Three months ended
	March 31,		Percentage Change
	2021	2020	2020-2021
	(U.S.$ in millions)
International Markets segment
Generic products	$392	$449	(13%)
COPAXONE	12	12	(1%)
Other	86	104	(17%)
Total	490	565	(13%)

Free cash flow reconciliation
(Unaudited)

	Three months ended March 31,
	2021	2020

	(U.S. $ in millions)

Net cash provided by (used in) operating activities	(405)	305
Beneficial interest collected in exchange for securitized accounts receivables	476	368
Purchases of property, plant and equipment	(150)	(128)
Proceeds from sale of business and long lived assets	138	6
Free cash flow	$59	$551

Contacts

IR Contacts
United States
Kevin C. Mannix, (215) 591-8912
Israel
Yael Ashman, 972 (3) 914-8262

PR Contacts
United States
Kelley Dougherty, (973) 832-2810
Israel
Yonatan Beker, 972 (54) 888 5898